As filed with the Securities and Exchange Commission on October 2, 2014
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SMITH & NEPHEW plc
(Exact Name of Registrant as Specified in its Charter)

England & Wales		None

(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
15 Adam Street London WC2N 6LA United Kingdom
(Address of Principal Executive Offices)

THE SMITH & NEPHEW GLOBAL SHARE PLAN 2010 (Full Titles of the Plan(s))

John W. Campo Chief Legal Officer Smith & Nephew, Inc. 150 Minuteman Road Andover, MA 01810
(Name and Address of Agent for Service)

(978) 749-1000
(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

John B. Meade, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Kyoko Takahashi Lin, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (2)	Proposed Maximum Offering Price Per Share (3) (4)	Proposed Maximum Aggregate Offering Price (3) (4)	Amount of Registration Fee (4)
Ordinary Shares, par value of $0.20 per Ordinary Share (“Ordinary Shares”) (1)	3,292,204	$16.78	$55,256,352	$6,421
American Depositary Shares, each representing five Ordinary Shares (1) (“ADSs”)	658,441	-	-	-

(1)
ADSs, evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of Ordinary Shares of Smith & Nephew plc (the “Company” or the “Registrant”), have been registered pursuant to a Registration Statement on Form F-6 filed with the Securities and Exchange Commission (the “Commission”) on September 24, 2014.  Each ADS represents five Ordinary Shares; however, effective as of October 14, 2014, each ADS will represent two Ordinary Shares.

(2)
This Registration Statement on Form S-8 (this “Registration Statement”) also covers pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Ordinary Shares of the Registrant that become issuable under The Smith & Nephew Global Share Plan 2010 (the “Plan”) by reason of any share dividend, share split, or other similar transaction.

(3)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices for an ADR reported on the New York Stock Exchange on September 26, 2014, which average was $83.92 and, therefore represents $16.78 per Ordinary Share.

(4)	Rounded up to the nearest cent.

EXPLANATORY NOTE

A Registration Statement was filed with the Commission on August 5, 2010 to register under the Securities Act 5,000,000 Ordinary Shares, representing 1,000,000 ADSs, to be offered and sold pursuant to The Smith & Nephew Global Share Plan 2010 (the “Plan”).

This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements under General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of an additional 3,292,204 Ordinary Shares, representing 658,441 ADSs, to be offered and sold pursuant to the Plan as options granted from time to time.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I have been delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)      The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the Commission on March 6, 2014.

(b)      All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2013.

(c)      The description of the Registrant’s Ordinary Shares and ADRs evidencing ADSs contained in the Registrant’s Registration Statement on Form F-6, filed with the Commission on September 24, 2014, including any amendments or supplements thereto.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds such director or officer acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. These restrictions do not prevent a company from purchasing and maintaining insurance against any such liability for any such director or officer.

Article 154 of the Registrant’s Articles of Association provides:

“Subject to the provisions of the Statutes (but so that this Article does not extend to any matter insofar as it would cause this Article or any part of it to be void under the Statutes) but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every person who is or was at any time a director of the Company or any Group Company (as defined in Article 96.2) may be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities (together “Liabilities”) which he may sustain or incur in or about the actual or purported execution and/or discharge of his duties (including those duties, powers and discretions in relation to any Group Company (as defined in Article 96.2) or any company that is a trustee of an occupational pension scheme (as defined in section 235(6) of the 2006 Act)) and/or the actual or purported exercise of his powers or discretions and/or otherwise in relation thereto or in connection therewith, including (without prejudice to the generality of the foregoing) any Liability suffered or incurred by him in disputing, defending, investigating or providing evidence in connection with any actual or threatened or alleged claims, demands, investigations, or proceedings, whether civil, criminal, or regulatory or in connection with any application under section 661(3) or (4) or section 1157 of the 2006 Act.”

The Registrant maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission while acting in their capacities as directors or officers of the Registrant or its affiliated companies.

The Registrant has entered into separate deeds of indemnity with each of its current directors and officers to indemnify the director or officer, as applicable, as specified in the applicable deed of indemnity, which may provide for indemnification up to the full extent permitted by English law, and will enter into a separate indemnity agreement with any new director or officer.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, on the 2nd day of October, 2014.

SMITH & NEPHEW PLC

By:	/s/ Susan Swabey
	Name:	Susan Swabey
	Title:	Company Secretary

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints Susan Swabey and Victoria Anne Grady as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Smith & Nephew plc to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this registration statement on Form S-8 (this “Registration Statement”) under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 2nd day of October, 2014 by the following persons in the following capacities.

Signature	Title	Date

/s/ Roberto Quarta Roberto Quarta	Chairman	October 2, 2014

/s/ Olivier Bohuon Olivier Bohuon	Chief Executive Officer (Principal Executive Officer)	October 2, 2014

/s/ Julie Brown Julie Brown	Chief Financial Officer and Executive Director (Principal Financial and Accounting Officer)	October 2, 2014

/s/ Ian Barlow Ian Barlow	Non-Executive Director	October 2, 2014

/s/ Baroness Virginia Bottomley Baroness Virginia Bottomley	Non-Executive Director	October 2, 2014

/s/ Michael Friedman Michael Friedman	Non-Executive Director	October 2, 2014

/s/ Brian Larcombe Brian Larcombe	Non-Executive Director	October 2, 2014

/s/ Joseph Papa Joseph Papa	Non-Executive Director	October 2, 2014

AUTHORIZED U.S. REPRESENTATIVE

/s/ John W. Campo
Smith & Nephew plc

By:  John W. Campo, as the duly authorized
representative of Smith & Nephew plc in the United States

Date: October 2, 2014

EXHIBIT INDEX

Exhibit Number

4.1	The Registrant’s Articles of Association, incorporated by reference to Exhibit 1 to the Company’s Annual Report on Form 20-F filed on March 1, 2012.

4.3
Form of Fourth Amended and Restated Deposit Agreement, dated as of October 2014, among the Company, Deutsche Bank Trust Company Americas as depositary, and all owners and holders from time to time of ADRs issued thereunder, incorporated by reference to Exhibit 99(A) to the Company’s Registration Statement on Form F-6 filed on September 24, 2014.

5.1	Opinion of Ashurst LLP, counsel to the Registrant, as to the legality of the Ordinary Shares being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Registrant.

23.2	Consent of Ashurst LLP (included in Exhibit 5.1).

24	Power of Attorney (included in the signature pages hereof).

99.1	The Smith & Nephew Global Share Plan 2010.